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                                                                 EXHIBIT 10.31


                             [NOOSH Letterhead]

October 14, 1998

Matthew L. Spolin
300 Beale Street, No. 501
San Francisco, CA  94105

Dear Matthew,

NOOSH, Inc. (the "Company") is pleased to offer you the position of R&D Chief Architect, reporting initially to NOOSH's CEO. Your starting monthly salary will be $9,583, less payroll deductions and all required withholding.

You will also receive a bonus of $7,500 upon your start date as an employee of NOOSH, together with a loan from the Company of $8,000. The loan will bear interest at the rate of 8.0% per year, with all principal and accrued interest due upon the date your employment by the Company ends, for any reason. However, if you are still employed by the Company on the first anniversary of your start date, your obligation to repay all principal and accrued interest due under the loan will be forgiven. Please note that the amount forgiven will constitute income to you, and will, therefore, be subject to withholding.

It will further be recommended to the Board of Directors that you be granted a stock option to purchase 108,360 shares of Common Stock under NOOSH's Employee Stock Option Plan. Your option will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your option shares would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. The exercise price of your stock option will not be fixed until the date of grant by the Board of Directors. We expect that the grant will occur during the two weeks following your start date. The exercise price for your option would be set equal to the fair market value of NOOSH's stock on the grant date.

NOOSH also offers a benefits package, including medical insurance coverage, two weeks vacations annually, and sick leave and paid holidays as specified by Company policy for all employees. Until the Company implements its own medical insurance plan, NOOSH will reimburse you for up to $____ per month in payments required under COBRA to maintain your existing personal medical insurance coverage.

Your employment with NOOSH is for no specified term and is "at will," and may be terminated by you or NOOSH at any time, with or without cause or advance notice.

This letter, the Company's standard agreement relating to proprietary rights between you and NOOSH (the "Inventions Agreement") and the form of option agreement between you and
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NOOSH relating to your option grant described above set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

Matt, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. NOOSH feels the single most important factor in our success will be our people. We are confident that the skills and background you bring to us will be instrumental to NOOSH's success.

Please keep a copy and return the signed original of this offer letter to me by October 16, 1998. As we've discussed, we look forward to you joining our team and starting on or before October 23, 1998.

Sincerely,

NOOSH, INC.


By:  /s/ Ofer Ben-Shachar
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     Ofer Ben-Shachar
     President and CEO



I agree to and accept this offer of employment with NOOSH, Inc..



/s/ Matthew L. Spolin    10/14/98
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Matthew L. Spolin        Start Date